EXHIBIT 4.6


                    AMENDMENT TO LATIN AMERICAN CASINOS, INC.
                   6% Convertible Debenture due June 13, 2001


     Latin American Casinos, Inc. and the undersigned holder (the "Holder") of that principal amount of Latin American Casinos, Inc. 6% Convertible Debentures due June 13, 2001 (the "Debentures") set forth below hereby agree, as of the date below, as follows:

     1. Within thirty (30) days of the date below, Latin American Casinos, Inc. agrees to file a registration statement with the Securities and Exchange Commission including the shares of Latin American Casinos, Inc. common stock underlying that principal amount of Debentures owned by the Holder as set forth below.
     2. The Maturity Date as defined in the Debentures is hereby amended to be December 13, 2001.
     3. The Holder has good and marketable title to the principal amount of Debentures set forth below free and clear of any security interests, pledges, mortgages or other encumbrances of any kind, and the Holder is authorized to enter into this amendment.


Holder:
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Debenture No.: 2000-
Principal Amount of Debenture: $


Latin American Casinos, Inc.


By:                                  Dated:
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     Jeffrey Felder, President